Exhibit 10.15

Northern Natural Gas Company P.O. Box 3330 Omaha, NE 68103-0330 402-398-7200
October 26, 2006
Mr. Jack Ryan
CassCo Amaizing Energy, LLC
2404 Hwy, 3:0 W
Denison, IA 51442
Re: Contribution in Aid of Construction — Atlantic Plant Line Relocation
Dear Jack:
Nov 7th
This letter agreement (“Agreement”) is entered into as of October ___, 2006. Pursuant to the request of CassCo Amaizing Energy, LLC (“CassCo”), with respect to the above-referenced Atlantic Line Relocation (“Line Relocation”), Northern Natural Gas Company (“Northern”) shall relocate its existing Atlantic Branchlines (IAB62801 and IAB62802) to new right-of-way to avoid ethanol plant construction. This Agreement is subject to the following terms and Conditions:
1.	Northern shall relocate approximately 6,200 feet of existing branchlines IAB62801 and IAB62802, as soon as practicable after execution of this Agreement, but in any event, will use all commercially reasonable efforts to have the Line Relocation completed no later than February 15, 2007. Specifically, in order to complete the Line Relocation, Northern shall provide all necessary materials and perform all work in a good and workmanlike manner in accordance with prudent industry practice.
2.	The proposed Line Relocation will be on the east side of CassCo’s property in section 31, township 77 north, range 36 west, Cass County, Iowa. The pipeline easement is detailed in the agreement to purchase land between Northern and CassCo.
CassCo shall pay to Northern the Total Estimated Project Cost (as defined herein) according to the attached Installment Schedule for the Line Relocation. As of the date of this Agreement, the total estimated project cost of the Facilities is $548,138 (“Total Estimated Project Cost”) (See Appendix A). Upon completion of the project, if actual project costs are different from the Total Estimated Project Cost, CassCo and Northern agree to true-up the Total Estimated Project Cost based on actual project costs (i.e., CassCo agrees to pay Northern the difference if the actual project costs (including tax gross-up) are greater than the Total Estimated Project Cost or Northern will reimburse CassCo the difference if the actual project costs (including tax gross-up) are less than the Total Estimated Project Cost. In addition, CassCo and Northern are negotiating a firm throughput service agreement (Firm Agreement). Northern and CassCo may agree to a reservation rate for the Firm Agreement that covers the costs of the Line Relocation, as determined in Northern’s sole discretion. In such event, Northern will refund any amounts paid by CassCo for the Line Relocation. In the event the Firm Agreement is not executed by March 1. 2008 or the MDQ of the Firm Agreement is reduced for any reason during its term. CassCo shall pay Northern an additional amount equal to the overheads, ad valorem and O&M expenses associated with the construction, which are estimated at this time to be $109,778.
3.	In the event the project is terminated by CassCo or due to CassCo’s default prior to completion, CassCo shall pay Northern for all reasonable net out-of-pocket costs incurred and/or committed to for the Line. Relocation up to the date of termination, including tax gross-up if applicable, overheads, O&M and ad valorem taxes.

4.	Each party agrees that it will maintain this Agreement, all of its contents and subsequent documentation and communications in strict confidence and that it will not cause or permit disclosure thereof to any third party, except for its and its affiliates’ officers, employees, attorneys, accountants, and lenders that have a need to know such information, without the express written consent of the other party, except to the extent necessary to comply with laws, regulations, or orders of any court or agency having jurisdiction. However, in the event either party becomes aware of a judicial or administrative request that has resulted or that may result in such disclosure, it shall promptly notify the other party and cooperate with such party if it elects to attempt to limit disclosure, and agrees to disclose only the information required by law. Nothing in this para[g]raph shall obligate a party to resist or violate a requirement of disclosure
5.	This Agreement is subject to Northern’s FERC Gas Tariff, all valid laws, rules and regulations of duly constituted authorities having jurisdiction and is subject to any and all receipts of such authorization as may be required for the construction of the facilities and the service contemplated herein. Notwithstanding anything to the contrary herein, both parties reserve any and all rights they may have from time to time at law or equity, including without limitation, rights pursuant to Section 5 of the Natural Gas Act and FERC precedent.
6.	AS TO ALL MATTERS OF CONSTRUCTION AND DITERPRETATION, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF NEBRASKA, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS.
7.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and shall be binding upon and shall inure to the benefit of the parties hereto and the respective _successors and assigns. No promises, agreements, or warranties additional to this Agreement other than as may be contained in Northern’s FERC Gas Tariff will be deemed to be a part of this Agreement, nor will any alteration, amendment, or modification be effective unless continued in writing by the parties.
Please indicate acceptance of the above terms and conditions by signing in the space provided below and returning this to Janet Bowers. This Agreement shall be void and of no effect if not executed and returned to Northern by November 10, 2006.
Sincerely,
/s/ Jo Williams
Jo Williams
Vice President of Business Development
Accepted and agreed to this 7th day of November, 2006.
CASSCO AMAIZING ENERGY, LLC

By:	/s/ Alan H. Jentz
Title: President

APPENDIX A
ESTIMATED COSTS AND FACILITIES
Project Name: CassCo Amaizing Energy — Atlantic Line Relocation
Project Description: Relocate the existing Atlantic-branchlines IA1362801 and IAB62802 to a site east of the existing sites to avoid ethanol plant construction.

Estimated Facilities	Estimated Costs

Contract Labor	$218,219
Materials	$47,307
Materials — Freight	$2,129
Materials — Taxes	$3,784
Environmental	$6000
Construction Support	$10,000
District Labor and Equipment	$8,500
Engineering	$10,000
Design	$20,000
X-Ray	$8,500
Survey	$7,000
3rd Party Inspection	$30,000
Right Of Way	$5,000
Contingency	$37,286
AFUDC	$8275

Total Facilities	$422,000

Tax Gross-Up	$126,138

$126,138

Total Estimated Project Cost	$548,138

APPENDIX B
INSTALLMENT SCHEDULE
Project Name: CassCo Amaizing Energy — Atlantic Line Relocation

Installment Amount	Due Date

$240,000	November 3, 2006

$308,138	December 15, 2006
Note: The first installment includes $55,230 of income tax gross-up.. The second installment includes $70,908 of income tax gross-up.